EXHIBIT 1

SCHEDULE 13D/A JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that the Schedule 13D/A to which this agreement is filed as an exhibit shall be filed with the Securities and Exchange Commission on behalf of the parties hereto, and hereby represents to each of the other parties hereto that he or it is eligible to use Schedule 13D/A.  Each of the undersigned agrees that he or it is responsible for the timely filing of Schedule 13D/A and any amendments thereto and for the completeness and accuracy of the information concerning himself or itself contained therein, and that none of the parties hereto is responsible for the completeness or accuracy of the information concerning the other parties, unless he or it knows or has reason to believe that the information concerning the other parties is inaccurate.

Date: October 9, 2012	ROCHON CAPITAL PARTNERS, LTD.

	By:	John Rochon Management, Inc., its general partner

		By:	/s/ John P. Rochon
John P. Rochon, President

Date: October 9, 2012	JOHN ROCHON MANAGEMENT, INC.

	By:	/s/ John P. Rochon
John P. Rochon, President

Date: October 9, 2012	/s/ John P. Rochon
John P. Rochon

Date: October 9, 2012	/s/ Kelly L. Kittrell
Kelly L. Kittrell

Date: October 9, 2012	/s/ Russell Mack
Russell Mack